EXHIBIT 99.1

KBR Announces Second Quarter 2021 Financial Results; Updates FY 2021 Guidance

•Delivered robust revenue growth of 11% and adjusted EBITDA growth of 47%
•Generated strong free cash flow; free cash conversion of ~120% for the quarter and ~100% YTD
•Raising FY 2021 adjusted operating cash flow guidance to $300 million-$340 million
•Healthy bookings momentum, achieving book-to-bill ratio of 1.1x

HOUSTON - July 29, 2021 - KBR, Inc. (NYSE: KBR) today announced its second quarter 2021 financial results and updated FY 2021 financial guidance.
“KBR delivered an outstanding quarter with excellent results across all core metrics of growth, profitability, bookings and cash conversion," said Stuart Bradie, KBR President and CEO. “The impressive double-digit top-line growth, terrific organic growth in Government Solutions, strong adjusted EBITDA margins delivering adjusted EBITDA growth of almost 50%, superb free cash conversion, and healthy book-to-bill of 1.1x all demonstrate the unwavering focus and superb execution of our team. Importantly, we also continued to deliver outstanding safety and operational performance, and we continued to reduce uncertainty by making meaningful progress in resolving legacy matters.”

Bradie added, “Today, KBR is well-positioned in growing end markets – advancing national security priorities, defense modernization, energy transition and sustainability. Given our strong operating performance, growing backlog, and continued confidence in our cash-generative business model, we are increasing our full-year 2021 cash guidance. With a foundation of enduring long-term contracts and strong macro-tailwinds that align with our expertise, we are confident that the company is well positioned for sustainable growth and value creation as we progress toward our 2025 goals and beyond.”

Summarized Second Quarter 2021 Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions, except share data	2021	2020	2021	2020

Revenues	$1,536	$1,385	$2,997	$2,922
Gross Profit	$207	$142	375	328
Operating income (loss)	$(88)	$(12)	$1	$(81)
Adjusted EBITDA[1]	$156	$106	$291	$218

Earnings (loss) per share:
Diluted earnings (loss) per share	$(1.08)	$(0.28)	$(0.75)	$(1.00)
Adjusted earnings per share[1]	$0.58	$0.39	$1.06	$0.78

Cash flows:
Operating cash flows	$104	$109	$154	$150
Adjusted operating cash flows[1]	$108	$113	$165	$178
Adjusted free cash flows[1]	$98	$111	$149	$174
_________
[1] See additional information at the end of this release regarding non-GAAP financial measures.

Financial Highlights for the Quarter Ended June 30, 3021
•Revenue of $1.5 billion, an 11% increase in the quarter, is aligned with management's consolidated revenue guidance for the year of circa $6 billion.
◦Government Solutions posted $1.2 billion of revenue in the second quarter, a 29% increase over 2020. This increase reflects 13% organic growth with each government business unit delivering organic growth from new program wins and on-contract expansion driven by strong execution. Additionally, Centauri, acquired in October 2020, recorded over $180 million of revenue in the quarter, delivering healthy organic growth of 30% on top of acquisitive growth.

◦Sustainable Technology Solutions posted $0.3 billion of revenue in the second quarter, which is in line with our guided annual FY 2021 revenue expectations for this business following the company's 2020 exit from commoditized services.
•Gross profit, operating income (loss) and adjusted EBITDA were impacted by the following:
◦Gross profit and adjusted EBITDA each increased almost 50% period over period due to excellent Government Solutions organic growth, strong execution across the business and the acquisition of Centauri. Additionally, the company benefited from the net favorable resolution of and provisioning for legacy matters in Sustainable Technology Solutions that resulted in a net benefit of $16 million with attendant favorable operating cash flow.
◦Operating income (loss) was impacted by a non-cash charge to equity in earnings of unconsolidated affiliates in the amount of $193 million recorded based on the progress of settlement discussions during the quarter with the Ichthys LNG client. This charge reflects KBR’s proportionate share of unfunded client change orders and claims. Consistent with the company's practice to present adjusted earnings net of Ichthys commercial recovery and settlement costs, this non-cash charge is excluded from adjusted EBITDA and adjusted EPS. Furthermore, this non-cash charge does not impact pursuit of, or positions related to, subcontractor claims associated with the combined cycle power plant for which the company continues to expect a favorable cash award or settlement upon resolution.
•Selling, general and administrative expenses of $103 million increased $30 million compared to 2020, principally due to the acquisition of Centauri and an increase in corporate expenses associated with return to the office, increased travel and other initiatives, all in line with expectations.
•In 2020, operating income (loss) was impacted by non-cash restructuring and impairment charges of $96 million that did not recur in 2021 in connection with the transformation of its operating model to narrow its strategic focus and reduce risk.

Recent Developments and New Business
In the quarter ended June 30, 2021, the company delivered 1.1x book-to-bill and was awarded approximately $1.9 billion in backlog and options, as follows:
•Expanded footprint through new project/program wins, including a $51 million contract from the National Oceanic and Atmospheric Administration to develop, deploy and operate the agency's Space Weather Follow-On Antenna Network to support forecasts of space weather and protection of lives and livelihood around the planet; and a $531 million contract awarded to a KBR joint venture to provide engineering services for spaceflight and ground systems, including the development and validation of new technologies for future space and science missions.
•Continued track record of innovation, bringing new technologies and solutions to market, including the award of a contract to provide industry-leading, disruptive Hydro-PRT℠ plastics recycling technology to Mitsubishi Chemical Corporation; the award of a contract to provide industry-leading fluid catalytic cracking licensed technology and engineering design support; and an award to provide our AI- and data-enabled INSITE® solution, part of KBR’s digital sustainability suite, which leverages data, machine learning and our deep domain expertise to enable clients to proactively monitor and optimize plant operations.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes organic and external investments that facilitate sustainable, long-term growth and the prudent return of capital to shareholders. Looking ahead, KBR will continue to leverage its talent, expertise and financial strength to capitalize on industry tailwinds, long-term market dynamics and accretive growth opportunities.

During the quarter, KBR repurchased $28 million of common shares and issued a quarterly dividend of $0.11 per share, an increase of 10% from 2020.

Updating FY 2021 Guidance
KBR updated its FY 2021 financial guidance, as follows:
•Consolidated revenue: $5.8 billion to $6.2 billion (no change)
•Adjusted EBITDA margin: ~9% (no change)
•Effective tax rate: 25% to 26% (no change)
•GAAP earnings (loss) per share (EPS): $(0.10) to $0.10; adjusted EPS: $2.00 to $2.20 (updated)
◦Updated GAAP EPS to reflect a $1.42 non-cash charge for Ichthys commercial dispute costs to reflect the progress of settlement discussions with the client during the quarter. Consistent with our practice to present our adjusted earnings net of Ichthys commercial recovery and settlement costs, we have excluded this non-

cash charge from our adjusted EPS. This non-cash charge does not impact JKC’s position or pursuit of subcontractor claims, including those for the combined cycle power plant.
◦Updated GAAP EPS to reflect a $0.05 non-cash expense for the estimated impact of the enactment of a change to the UK statutory rate to 25% effective in 2023 on our net UK deferred tax liabilities. This item has been added back to Adjusted EPS.
•GAAP operating cash flow (OCF): $255 million to $295 million; adjusted OCF: $300 million to $340 million (raised)

Conference Call Details
The company will host a conference call to discuss its second quarter 2021 financial results on Thursday, July, 29, 2021 at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.719.457.0820, passcode: 5634287.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 29,000 people worldwide with customers in more than 80 countries and operations in 40 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward-Looking Statements
This press release and related comments by KBR management contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some examples include statements regarding our plans, objectives, goals, strategies, future events, future financial performance and backlog information and other information that is not historical. When used in this press release, the words “estimates,” “expects,” “predicts,” “continues,” “looking ahead,” “well-positioned,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and various assumptions, which are made in good faith, and we believe there is a reasonable basis for them. However, because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from the forward-looking statements contained in this press release.
Additional information about potential risk factors that could affect our business and financial results is included in our latest Form 10-K and any subsequent Forms 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. We disclaim any intent or obligation, except as required by law, to revise or update this information to reflect new information or future events or circumstances. We also disclaim any duty to comment on or correct information that may be contained in reports published by investment analysts or others.

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Government Solutions	$1,231	$953	$2,395	$1,935
Sustainable Technology Solutions	305	432	602	987
Total revenues	1,536	1,385	2,997	2,922
Gross profit:
Government Solutions	130	117	246	246
Sustainable Technology Solutions	77	25	129	82
Total gross profit	207	142	375	328
Equity in earnings (losses) of unconsolidated affiliates:
Government Solutions	8	7	15	12
Sustainable Technology Solutions	(194)	9	(189)	5
Total equity in earnings of unconsolidated affiliates	(186)	16	(174)	17
Selling, general and administrative expenses
Government Solutions	(49)	(30)	(98)	(71)
Sustainable Technology Solutions	(21)	(19)	(35)	(43)
Corporate	(33)	(24)	(59)	(56)
Total selling, general and administrative expenses	(103)	(73)	(192)	(170)
Acquisition and integration related costs	(3)	—	(4)	—
Goodwill impairment	—	(37)	—	(99)
Restructuring charges and asset impairments	(2)	(59)	(2)	(175)
(Loss) gain on disposition of assets and investments	(1)	(1)	(2)	18
Operating income (loss)	(88)	(12)	1	(81)
Interest expense	(23)	(19)	(45)	(42)
Other non-operating income (loss)	2	(2)	(1)	5
Loss before income taxes and NCI	(109)	(33)	(45)	(118)
Provision for income taxes	(40)	(6)	(56)	(5)
Net loss	(149)	(39)	(101)	(123)
Net loss attributable to noncontrolling interests	(3)	—	(4)	(20)
Net loss attributable to KBR	$(152)	$(39)	$(105)	$(143)
Adjusted EBITDA[1]	$156	$106	$291	$218
Diluted EPS	$(1.08)	$(0.28)	$(0.75)	$(1.00)
Adjusted EPS[1,2]	$0.58	$0.39	$1.06	$0.78
[1] See additional information at the end of this release regarding non-GAAP financial measures
[2] Adjusted EPS is calculated using a share count of 141 million shares outstanding for the quarter- and six-months ended June 30, 2021 and 142 million shares outstanding for the quarter- and six-months ended June 30, 2020

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$483	$436
Accounts receivable, net of allowance for credit losses of $13 and $13	934	899
Contract assets	183	178
Other current assets	126	121
Total current assets	1,726	1,634
Claims and accounts receivable	30	30
Property, plant, and equipment, net	136	130
Operating lease right-of-use assets	161	154
Goodwill	1,763	1,761
Intangible assets, net of accumulated amortization of $265 and $228	654	683
Equity in and advances to unconsolidated affiliates	662	881
Deferred income taxes	245	297
Other assets	145	135
Total assets	$5,522	$5,705
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$633	$574
Contract liabilities	278	356
Accrued salaries, wages and benefits	293	283
Nonrecourse project debt	—	5
Operating lease liabilities	41	44
Other current liabilities	198	193
Total current liabilities	1,443	1,455
Pension obligations	339	381
Employee compensation and benefits	99	110
Income tax payable	95	96
Deferred income taxes	16	26
Nonrecourse project debt	2	2
Long-term debt	1,585	1,584
Operating lease liabilities	194	186
Other liabilities	248	256
Total liabilities	4,021	4,096
KBR shareholders' equity:
Paid-in capital in excess of par	2,240	2,222
Accumulated other comprehensive loss	(1,045)	(1,083)
Retained earnings	1,169	1,305
Treasury stock	(895)	(864)
Total KBR shareholders' equity	1,469	1,580
Noncontrolling interests	32	29
Total shareholders' equity	1,501	1,609
Total liabilities and shareholders' equity	$5,522	$5,705

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(101)	$(123)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	76	48
Equity in (earnings) losses of unconsolidated affiliates	174	(17)
Deferred income tax	35	(16)
Loss (gain) on disposition of assets	2	(18)
Goodwill impairment	—	99
Asset impairments	—	90
Other	23	8
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	(29)	(40)
Contract assets	(4)	38
Accounts payable	65	23
Contract liabilities	(56)	(92)
Accrued salaries, wages and benefits	13	22
Payments on operating lease obligation	(30)	(28)
Payments from unconsolidated affiliates, net	10	7
Distributions of earnings from unconsolidated affiliates	26	15
Pension funding	(24)	(20)
Restructuring reserve	(14)	38
Other assets and liabilities	(12)	116
Total cash flows provided by operating activities	154	150
Cash flows from investing activities:
Purchases of property, plant and equipment	(16)	(4)
Investments in equity method joint ventures	(7)	(12)
Acquisition of businesses, net of cash acquired	—	(9)
Acquisition of technology licensing rights	(7)	—
Other	(8)	(1)
Total cash flows used in investing activities	(38)	(25)
Cash flows from financing activities:
Borrowings on long-term debt	—	113
Payments on borrowings	(19)	(263)
Debt issuance costs	—	(3)
Payments of dividends to shareholders	(30)	(26)
Net proceeds from issuance of common stock	10	3
Payments to reacquire common stock	(32)	(4)
Distributions to noncontrolling interests	(2)	(2)
Payment of contingent consideration liability	(1)	(1)
Total cash flows used in financing activities	(74)	(183)
Effect of exchange rate changes on cash	5	(19)
Increase (decrease) in cash and equivalents	47	(77)
Cash and equivalents at beginning of period	436	712
Cash and equivalents at end of period	$483	$635

KBR, Inc.: Backlog Information (a)
(In millions)

	June 30,	December 31,
	2021	2020
Government Solutions	$12,374	$12,661
Sustainable Technology Solutions	2,512	2,454
Total backlog	$14,886	$15,115
Award options	5,020	3,899
Total backlog and options	$19,906	$19,014

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.8 billion at June 30, 2021, and $2.4 billion at December 31, 2020. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $46 million at June 30, 2021, and $52 million at December 31, 2020.

We estimate that as of June 30, 2021, 27% of our backlog will be executed within one year. Of this amount, 83% will be recognized in revenues on our condensed consolidated statement of operations and 17% will be recorded by our unconsolidated joint ventures. As of June 30, 2021, $118 million of our backlog relates to active contracts that are in a loss position.

As of June 30, 2021, 14% of our backlog was attributable to fixed-price contracts, 47% was attributable to PFIs, 25% was attributable to cost-reimbursable contracts, and 14% was attributable to time-and-materials contracts. For contracts that contain fixed-price, cost-reimbursable, and time-and-materials components, we classify the individual components as either fixed-price, cost-reimbursable, or time-and-materials according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of June 30, 2021, $9.4 billion of our Government Solutions backlog was currently funded by our customers. As of June 30, 2021, we had approximately $5.0 billion of priced option periods for U.S. government contracts.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and six-month periods ended June 30, 2021 and 2020 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and six-month periods ended June 30, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2021	2020	2021	2020

Net income (loss) attributable to KBR	$(152)	$(39)	$(105)	$(143)
Adjustments
•Interest expense	23	19	45	42
•Benefit for income taxes	40	6	56	5
•Other non-operating loss (income)	(2)	2	1	(5)
•Depreciation and amortization	38	21	76	48
Consolidated EBITDA	$(53)	$9	$73	$(53)
Adjustments
•Acquisition, integration and restructuring	5	96	6	269
•Non-cash loss (gain) on legal entity rationalization	2	1	3	(7)
•Ichthys commercial dispute costs	198	(2)	201	5
•Legacy legal fees	4	2	8	4
Adjusted EBITDA	$156	$106	$291	$218

Adjusted EPS

Adjusted earnings per share (Adjusted EPS) for each of the three- and six-month periods ended June 30, 2021 and 2020 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and six-month periods ended June 30, 2021 and 2020 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and six-month periods ended June 30, 2021 and 2020 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Diluted loss per share	$(1.08)	$(0.28)	$(0.75)	$(1.00)
Adjustments
•Acquisition, integration and restructuring	$0.03	$0.59	$0.03	$1.66
•Ichthys interest and commercial dispute costs	$1.46	$0.02	$1.50	$0.07
•Non-cash imputed interest and conversion hedge on convertible bonds	$0.02	$0.02	$0.04	$0.03
•Amortization related to acquisitions	$0.07	$0.02	$0.14	$0.04
•Legacy legal fees	$0.02	$0.01	$0.04	$0.02
•Non-cash loss (gain) on legal entity rationalization	$0.01	$0.01	$0.01	$(0.04)
•Non-cash impact of future UK statutory tax rate increase	$0.05	$—	$0.05	$—
Adjusted EPS[1]	$0.58	$0.39	$1.06	$0.78
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(1) Adjusted EPS is calculated using a share count of 141 million shares outstanding for the quarter- and six-months ended June 30, 2021 and 142 million shares outstanding for the quarter- and six-months ended June 30, 2020

We have calculated the Adjusted EPS for the 2021 guidance by adjusting diluted EPS for the items included in the table below.

	Low	High

Diluted earnings (loss) per share guidance:	$(0.10)	$0.10
Adjustments
•Amortization related to acquisitions	$0.25
•Ichthys interest and commercial dispute costs	$1.59
•Acquisition, integration and restructuring	$0.09
•Non-cash imputed interest and conversion hedge on convertible bonds (1)	$0.06
•Legacy legal fees	$0.04
•Non-cash gain from legal entity rationalization	$0.02
•Non-cash impact of future UK statutory tax rate increase	$0.05
Adjusted EPS Guidance	$2.00	$2.20
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(1) Conversion option will be calculated and adjusted quarterly based on KBR trading price
(2) Adjusted EPS guidance is calculated using a share count of 141 million shares outstanding

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows

Adjusted operating cash flows and adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that adjusted operating cash flows and adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated adjusted operating cash flows and adjusted free cash flows for each of the three- and six-month periods ended June 30, 2021 and 2020 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2021	2020	2021	2020

Cash flows provided by operating activities	$104	$109	$154	$150
Add back: Major project advance work-off	4	26	11	50
Adjust: CARES Act temporary tax repayment (relief)	—	(22)	—	(22)
Adjusted operating cash flows	$108	$113	$165	$178
Less: Capital expenditures	(10)	(2)	(16)	(4)
Adjusted free cash flows	$98	$111	$149	$174

Adjusted free cash flow per share[1]	$0.70	$0.78	$1.06	$1.23
Adjusted earnings per share	$0.58	$0.39	$1.06	$0.78
Adjusted free cash conversion	121%	200%	100%	158%
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(1) Adjusted free cash flow per share is calculated using a share count of 141 million shares outstanding for the quarter- and six-months ended June 30, 2021 and 142 million shares outstanding for the quarter- and six-months ended June 30, 2020

We have calculated the 2021 guidance for adjusted operating cash flows by adjusting cash flows provided by operating activities for the items included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities guidance	$255	$295
Adjustments:
•Impact of major project advance workoff	15
•Impact of CARES Act temporary tax repayment	30
Adjusted operating cash flows guidance	$300	$340